Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Matt Kovacs
Formula
(310) 578-7050
kovacs@formulapr.com
EASTON-BELL SPORTS NAMES DONNA L. FLOOD
NEW CHIEF OPERATIONS OFFICER
Sporting Goods Veteran to Lead Easton-Bell Sports Operations
Van Nuys, Calif. (Nov. 12, 2008) — Easton-Bell Sports today announced the appointment of Donna L. Flood to the position of Chief Operations Officer, effective January 7, 2009. Flood will be responsible for Easton-Bell Sports’ global operations, including information technology, sourcing and product development/commercialization, distribution, inventory management, logistics, manufacturing, and quality assurance.
Flood joins Easton-Bell Sports following 14 years with Reebok, where she served most recently as the Vice President of Apparel Product Marketing in Asia (beginning January 2008) and Vice President of Branded Apparel Development and Operations for Reebok International, Ltd. since August 2004.
“I have worked with Donna throughout much of her career and feel her strengths are critical in rounding out the Easton-Bell Sports executive team,” said Paul Harrington, President and CEO of Easton-Bell Sports. “She is a strong collaborative leader focused on execution who will be instrumental in driving our operational capability to the next level.”
During her career at Reebok, Flood was part of several successful SAP implementation projects including Global Reebok Apparel, the Rockport Company and for Reebok’s third-party Global International Distributor Business. She also served as Vice President–European Operations for Reebok, with responsibilities including oversight for all supply chain activities across Europe. Prior to her service at Reebok, Flood held operations positions at EMC Corporation in Hopkinton, MA from 1993 to 1994, GTE Government Systems in Needham, MA from 1988 to 1993, and Sippican, Inc. in Marion, MA from 1984 to 1987.
“I am pleased to join a company with a strong portfolio of brands known for both innovation and as market leaders,” said Flood.
“I look forward to working with the business unit leaders to realize the full potential for each of their brands and for Easton Bell Sports in total.”
About Easton-Bell Sports, Inc.
Easton-Bell Sports, Inc. is a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories. The company markets and licenses products under such well-known brands as Easton, Bell, Riddell, Giro and Blackburn. Its products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, Easton-Bell Sports has 29 facilities worldwide. More information is available at www.eastonbellsports.com.
###